Exhibit 99.1

                 Allegheny Technologies News Release


    PITTSBURGH--(BUSINESS WIRE)--Sept. 14, 2007--Allegheny Technologies Incorporated (NYSE:ATI) announced that L. Patrick Hassey, Chairman, President and Chief Executive Officer, underwent successful cardiac artery bypass surgery today at Presbyterian University Hospital, part of the University of Pittsburgh Medical Center. Mr. Hassey's doctors have characterized the procedure as a complete success, and he is expected to resume his normal duties shortly.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during the most recent four quarters ending June 30, 2007. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004